UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 4, 2011
_________________________

ILLINOIS TOOL WORKS INC.
(Exact name of registrant as specified in its charter)

Delaware	1-4797	36-1258310
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3600 West Lake Avenue, Glenview, IL		60026-1215
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 847-724-7500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01Other Events

The Company has been in a dispute with the Australian Tax Office over the tax treatment of an intercompany financing transaction between the U.S. and Australia. The case was heard before the Federal Court of Australia, Victoria, in September 2010. The proceedings result from the Company’s appeal of a decision by the Australian Tax Commissioner to disallow income tax deductions for income tax years 2002 through 2005 and the assessment of withholding taxes for income tax year 2003. The Company also contested the Commissioner’s similar determination for income tax years 2006 and 2007; however, the parties agreed to defer the appeal of that determination until a decision was made on the earlier years. On February 4, 2011, the Federal Court of Australia decided in the Company’s favor with respect to a significant portion of the income tax deductions; however, given the complexity of the issues in the proceedings, the Court directed the parties to submit orders to implement the Court’s rulings by February 18, 2011. Based on this decision, the Company expects to decrease its unrecognized tax benefits related to this matter and decrease tax expense related to income tax years 2003 through 2010, but the exact amount will not be determined until the Court issues its final order, which is expected before the end of the Company’s first quarter. The Australian Tax Office has 21 days from the date the Court issues its final order to appeal the decision.

Item 9.01Financial Statements and Exhibits

(d)	Exhibits

	Exhibit Number	Exhibit Description
	99.1	Press Release issued by Illinois Tool Works Inc. dated February 7, 2011 (furnished pursuant to Item 8.01).

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ILLINOIS TOOL WORKS INC.

Dated: February 8, 2011	By: /s/ Ronald D. Kropp
Ronald D. Kropp
Senior Vice President & Chief Financial Officer